Exhibit 99.1

News Release

Contact:
William L. Prater	Will Fisackerly
Treasurer and	Senior Vice President and
Chief Financial Officer	Director of Corporate Finance
662/680-2536	662/680-2475

BancorpSouth Insurance Services, Inc. to acquire assets of

Houston, Texas based GEM Insurance Agencies, LP

TUPELO, Miss., December 18, 2013/PRNewswire — BancorpSouth, Inc. (NYSE: BXS) announced today that BancorpSouth Insurance Services, Inc. (“BXSI”), a subsidiary of BancorpSouth Bank, headquartered in Tupelo, Mississippi, has signed a definitive agreement to acquire the assets of Houston, Texas based GEM Insurance Agencies, LP (“GEM”). The transaction is expected to close before year end. Financial terms of the pending transaction were not disclosed.

“The GEM acquisition gives us an opportunity to enhance our presence significantly and expand our platform in a high-growth market,” commented Dan Rollins, CEO of BancorpSouth. “GEM’s growth strategy, operating structure, and customer-based focus are similar to our operations in Houston and across our footprint. We are extremely excited to welcome the GEM team to the BancorpSouth family.”

GEM was formed in 1954 and its annual revenues have grown to approximately $9 million. GEM’s customer base consists of a diverse segment of property/casualty risks with specialties in commercial real estate, manufacturing, distribution, and service companies with an emphasis on complex products liability/professional liability exposures, upstream and mid-stream oil and gas operations, staffing, and not-for-profit and healthcare organizations. GEM also has a large executive personal lines operation. As a part of the transaction, BXSI’s existing Houston office will re-locate into GEM’s current office located at 3355 West Alabama Street in Houston. The combined operations are expected to produce annual revenues of approximately $11 million and will operate under the leadership of Ed Schreiber, the current President of GEM.

Markham McKnight, President of BXSI, added, “GEM is a great fit for our brokerage business. Their core property/casualty business complements our current specialties while giving us the opportunity to significantly increase our health insurance and voluntary employee benefit offerings. We believe this relationship will benefit the professionals of both agencies as well as current and prospective clients.”

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Box 789 — Tupelo, MS 38802-0789 — (662) 680-2000

BXSI to Acquire GEM Insurance Agencies, LP

December 18, 2013

Schreiber commented, “We expect our new relationship with BancorpSouth will give us the ability to expand our product offerings and capabilities with our current client base as well as the tools that we need to continue to win new business. We have the utmost respect for Dan and Markham and their team. We have known certain executives at BXSI for ten years and their style, culture, and encouragement to continue doing the things that have made us successful were the primary drivers in our decision to join the BancorpSouth team.”

BXSI ranks as the nation’s 33rd largest insurance firm based on the latest rankings available for top insurance brokerage firms in America by Business Insurance. BXSI currently operates 29 offices, with over 500 associates serving clients across the country.

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could” or “intend.” These forward-looking statements include, without limitation, statements relating to the closing of the proposed transaction with GEM, revenue estimates for the agency operations in Houston, Texas and the potential for expansion of the business of BXSI thereafter, the impact of cost-saving initiatives, our ability to improve efficiency, and our use of non-GAAP financial measures.

We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors. These factors may include, but are not limited to, conditions in the financial markets and economic conditions generally, the adequacy of the Company’s provision and allowance for credit losses to cover actual credit losses, the credit risk associated with real estate construction, acquisition and development loans, losses resulting from the significant amount of the Company’s other real estate owned, limitations on the Company’s ability to declare and pay dividends, the impact of legal or administrative proceedings, the availability of capital on favorable terms if and when needed, liquidity risk, governmental regulation, including the Dodd Frank Act, and supervision of the Company’s operations, the short-term and long-term impact of changes to banking capital standards on the Company’s regulatory capital and liquidity, the impact of regulations on service charges on the Company’s core deposit accounts, the susceptibility of the Company’s business to local economic or environmental conditions, the soundness of other financial institutions, changes in interest rates, the impact of monetary policies and economic factors on the Company’s ability to attract deposits or make loans, volatility in capital and credit markets, reputational risk, the impact of hurricanes or other adverse weather events, any requirement that the Company write down goodwill or other intangible assets, diversification in the types of financial services the Company offers, the Company’s ability to adapt its products and services to evolving industry standards and consumer preferences, competition with other financial services companies, risks in connection with completed or potential acquisitions, the Company’s growth strategy, interruptions or breaches in the Company’s information system security, the failure of certain third party vendors to perform, unfavorable ratings by rating agencies, dilution caused by the Company’s issuance of any additional shares of its common stock to raise capital or acquire other banks, bank holding companies, financial holding companies and insurance agencies, other factors generally understood to affect the financial results of financial services companies and other factors detailed from time to time in the Company’s press releases and filings with the Securities and Exchange Commission.

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